Exhibit (12)

                           DRINKER BIDDLE & REATH LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                                 (215) 988-2700
                               Fax: (215) 988-2757
                                   www.dbr.com



                                 August 13, 2003

Armada Funds
760 Moore Road
King of Prussia, PA 19406

         Re: PLAN OF REORGANIZATION BY ARMADA FUNDS ON BEHALF OF ITS GNMA FUND AND U.S. GOVERNMENT INCOME FUND

Dear Sir or Madam:

                  We have been asked to give our opinion on the Federal income tax consequences to shareholders of the transactions contemplated in the above Plan of Reorganization. In our opinion, the material Federal income tax consequences to shareholders of such transactions are accurately described in the subsection entitled "INFORMATION RELATING TO THE REORGANIZATION -- Federal Income Taxes" in the Combined Proxy Statement and Prospectus contained in the Registration Statement on Form N-14 being filed this day with the Securities and Exchange Commission.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                               Very truly yours,

                                               /S/ DRINKER BIDDLE & REATH LLP
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                                               DRINKER BIDDLE & REATH LLP